Exhibit 4.3

OASIS PETROLEUM INC.,

THE SUBSIDIARY GUARANTORS NAMED HEREIN,

and

U.S. BANK NATIONAL ASSOCIATION, as Trustee

NINTH SUPPLEMENTAL INDENTURE

Dated as of May 14, 2018

to

Indenture

Dated as of November 10, 2011

6.5% Senior Notes due 2021

THIS NINTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of May 14, 2018, is by and among Oasis Petroleum Inc., a Delaware corporation (the “Company”), the Subsidiary Guarantors named herein, and U.S. Bank National Association, a national banking association, as trustee (the “Trustee”).

WHEREAS, the Company, the Subsidiary Guarantors party thereto and the Trustee have heretofore executed and delivered that certain Indenture, dated as of November 10, 2011 (as heretofore amended and supplemented, the “Indenture”);

WHEREAS, on November 10, 2011, the Company issued $400,000,000 in aggregate principal amount of its 6.5% Senior Notes due 2021 (the “Notes”);

WHEREAS, $395,501,000 in aggregate principal amount of the Notes is currently Outstanding;

WHEREAS, Section 1002 of the Indenture provides that, with the consent of the Holders of a majority in aggregate principal amount of the Outstanding Notes, the Company, the Subsidiary Guarantors and the Trustee may enter into an indenture supplemental to the Indenture for the purpose of amending or supplementing the Indenture (subject to certain exceptions set forth therein);

WHEREAS, the execution and delivery of this Supplemental Indenture have been authorized by each of the Company and the Subsidiary Guarantors;

WHEREAS, the Company desires and has requested the Trustee to join with the Company and the Subsidiary Guarantors in entering into this Supplemental Indenture for the purpose of amending the Indenture in certain respects as permitted by Section 1002 of the Indenture;

WHEREAS, the Company has been soliciting consents to the amendments effected by this Supplemental Indenture upon the terms and subject to the conditions set forth in its Offer to Purchase and Consent Solicitation Statement dated April 30, 2018 and the related Letter of Transmittal and Consent (which together, including any amendments, modifications or supplements thereto, constitute the “Tender Offer”);

WHEREAS, (1) the Company has received the consent of the Holders of a majority in aggregate principal amount of the Outstanding Notes, all as certified by an Officers’ Certificate delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture, (2) the Company has delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture an Opinion of Counsel relating to this Supplemental Indenture as contemplated by Section 1003 of the Indenture and (3) the Company has satisfied all other conditions required under Article Ten of the Indenture to enable the Company, the Subsidiary Guarantors and the Trustee to enter into this Supplemental Indenture.

NOW, THEREFORE, in consideration of the above premises, each party hereby agrees, for the benefit of the others and for the equal and ratable benefit of the Holders of the Notes, as follows:

ARTICLE I

AMENDMENTS TO THE INDENTURE

Section 1.1 Amendments to the Indenture.

(a) The Indenture is hereby amended by deleting the following Sections or clauses of the Indenture and all references and definitions related thereto in their entirety:

Clauses (6) and (7) of Section 601, “Events of Default”;

Clauses (3) and (4) of Section 901, “Company May Consolidate, Etc., Only on Certain Terms”;

Except to the extent required by Section 314(a) of the TIA, Section 1106, “Reports”;

Section 1107, “Taxes”;

Section 1111, “Incurrence of Indebtedness and Issuance of Preferred Stock”;

Section 1112, “Restricted Payments”;

Section 1113, “Limitation on Liens”;

Section 1114, “Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”;

Section 1115, “Asset Sales”;

Section 1116, “Transactions with Affiliates”;

Section 1117, “Subsidiary Guarantees”;

Section 1118, “Designation of Restricted and Unrestricted Subsidiaries” and

Section 1606, “Subsidiary Guarantors May Consolidate, etc., on Certain Terms.”

(b) The first paragraph of Section 1205, “Notice of Redemption” is hereby amended and restated in its entirety to read as follows:

Subject to the final paragraph of this Section 1205, not less than three Business Days more than 60 days before a Redemption Date, the Company shall mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address; provided, however, that (notwithstanding the foregoing) notices of redemption may be mailed more than 60 days prior to a Redemption Date if such notice is issued in connection with a Defeasance or Covenant Defeasance of the Notes or the satisfaction and discharge of this Indenture.

ARTICLE II

MISCELLANEOUS PROVISIONS

Section 2.1 Defined Terms. For all purposes of this Supplemental Indenture, except as otherwise defined or unless the context otherwise requires, terms used in capitalized form in this Supplemental Indenture and defined in the Indenture have the meanings specified in the Indenture.

Section 2.2 Indenture. Except as amended hereby, the Indenture is in all respects ratified and confirmed and all the terms thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby, and all terms and conditions of both shall be read together as though they constitute a single instrument, except that in the case of conflict the provisions of this Supplemental Indenture shall control. For the avoidance of doubt, nothing in this Supplemental Indenture relates to nor shall affect any series of Outstanding Securities of the Company other than the Notes.

Section 2.3 Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 2.4 Successors. All agreements of the Company and the Subsidiary Guarantors in this Supplemental Indenture shall bind their respective successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

Section 2.5 Duplicate Originals. All parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement. It is the express intent of the parties to be bound by the exchange of signatures on this Supplemental Indenture via telecopy or other form of electronic transmission.

Section 2.6 Severability. In case any one or more of the provisions in this Supplemental Indenture or in the Notes shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the fullest extent permitted by law.

Section 2.7 Disclaimer. The Trustee accepts the amendments of the Indenture effected by this Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture as hereby amended, and without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company and the Subsidiary Guarantors, and the Trustee makes no representation with respect to any such matters. Additionally, the Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

Section 2.8 Effectiveness. The provisions of this Supplemental Indenture shall be effective upon execution of this instrument by each of the parties hereto. Notwithstanding the foregoing sentence, the provisions of this Supplemental Indenture shall become operative only upon the purchase by the Company, pursuant to the Tender Offer, of a majority in principal amount of the Outstanding Notes (excluding any Notes owned by the Company or any of its Affiliates), with the result that the amendments to the Indenture effected by this Supplemental Indenture shall be deemed to be revoked retroactive to the date hereof if such purchase shall not occur. The Company shall notify the Trustee in writing promptly after the occurrence of such purchase or promptly after the Company shall determine that such purchase will not occur.

Section 2.9 Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year written above.

COMPANY:

OASIS PETROLEUM INC.

By:	/s/ Michael H. Lou
Michael H. Lou
Executive Vice President and Chief
Financial Officer

SUBSIDIARY GUARANTORS:

OMP GP LLC

By:	/s/ Michael H. Lou
Michael H. Lou
President

OASIS MIDSTREAM SERVICES LLC
OASIS PETROLEUM LLC
OASIS PETROLEUM NORTH AMERICA LLC
OASIS WELL SERVICES LLC
OASIS PETROLEUM PERMIAN LLC
OASIS PETROLEUM MARKETING LLC
OMS HOLDINGS LLC

By:	/s/ Michael H. Lou
Michael H. Lou
Executive Vice President and Chief Financial Officer

Signature Page to Ninth Supplemental Indenture

TRUSTEE:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Alejandro Hoyos
Alejandro Hoyos
Vice President

Signature Page to Ninth Supplemental Indenture